EXHIBIT INDEX

Exhibit                      Description

99.1	Letter to shareholders, dated June 21, 2011.

 Exhibit 99.1

McIntosh Bancshares, Inc.
P.O. Box 1039
Jackson, Georgia 30233

June 21, 2011

Dear Shareholder:

It is with a deep sense of regret that your Board of Directors informs you that on Friday, June 17, 2011, our subsidiary bank, McIntosh State Bank, was closed by the Georgia Department of Banking and Finance, and the FDIC was appointed as receiver.  In a virtually simultaneous transaction, Hamilton State Bank, Hoschton, Georgia, assumed the operations and all of the deposits and purchased essentially all of the assets of the Bank in a loss-share transaction facilitated by the FDIC.  On Saturday, June 18, 2011, the offices of the Bank opened for business as branches of Hamilton State Bank.

Banks throughout the Southeast have been affected by what is generally described as the worst economic downturn in America since the Great Depression.  When economic growth in our markets began to contract, many of our loan customers found themselves unable to meet their obligations, and alternative sources of collateral proved insufficient to make up the shortfall.  The losses created by these situations used up so much of our capital that we fell below regulatory capital thresholds and were no longer permitted by regulators to operate independently.

While we ultimately were unable to save the Bank in the face of unyielding market conditions, your Board of Directors worked tirelessly over the past three years on behalf of the Company and its shareholders and attempted every reasonable solution.  In particular, members of the Board and management team invested over $3.0 million of their own funds in the Company in December 2008 and have negotiated with a variety of private equity sources in an effort to recapitalize the Bank.  Our Board and management team also pursued other transactions, including mergers with other institutions and sales of the Bank’s assets.  Despite our best efforts, the continuing depressed market conditions prevented us from completing these transactions.

We are currently exploring methods of winding down our holding company operations.  As part of this process, and in order to ensure an orderly transition for our customers, we sold our non-bank subsidiary, McIntosh Financial Services, Inc. (“MFS”) to United Bank, which is based in Zebulon, Georgia, on the same day the Bank went into receivership.  The net proceeds of the sale were paid to the Pension Benefit Guaranty Corporation as negotiated consideration for a release of MFS’s liability as a co-sponsor of our pension plan.   In view of the Company’s financial condition, we do not anticipate that it will be able to make any distributions to its shareholders.

The management team of the Bank has been working closely with the staff of Hamilton State Bank to ensure that this transition goes as smoothly as possible for our customers.  If you are a customer of the Bank, please contact your banker for assistance or for questions you may have.

We can all be proud of the Bank’s record as an exemplary corporate citizen over its 47-year history.  We remain very proud of the Bank’s contributions to our communities.  Moreover, our employees gave their best efforts to maintain the Bank’s outstanding customer service in the face of difficult circumstances, and they have earned our gratitude for their dedication and hard work.  We anticipate that most of our employees will be retained by Hamilton State Bank and they will be there to give you the same superior service to which you have become accustomed.  We are pleased for them and wish them the best in the future.

On behalf of the Directors and employees of the Company and the Bank, we want to sincerely thank you for the confidence that you and the other shareholders placed in us and the loyalty and support that you have demonstrated.  We appreciate everyone’s support of, and participation in, all of our efforts throughout this endeavor.

Sincerely,

William K. Malone Chairman & CEO